FOR IMMEDIATE RELEASE

Contact: Tom Hoyer EVP, Chief Financial Officer (954) 759-6991	John Scherer VP, Treasurer (954) 760-6556

NATIONSRENT COMPANIES, INC. ANNOUNCES IT HAS RECEIVED THE
REQUISTE NUMBER OF CONSENTS WITH RESPECT TO ITS
CONSENT SOLICITATION RELATING TO ITS OUTSTANDING 9.5% SENIOR
SECURED NOTES DUE 2010

FORT LAUDERDALE, FL, APRIL 21, 2005 – NationsRent Companies, Inc. (the “Company”) announced today that the requisite number of holders of its 9.5% Senior Secured Notes due 2010 (the “Notes”) had consented to amending the indenture governing its outstanding 9.5% Senior Secured Notes due 2010 (the “Notes”) by 5:00 p.m. (New York City time) on April 20, 2005, the (“Expiration Time”). The outstanding Notes (CUSIP No. 63860B AC 6) have an aggregate principal amount of $250 million.

Subject to the conditions set forth in the Consent Solicitation Statement dated April 14, 2005, the Company intends to amend the indenture governing the Notes to permit the Company to repurchase all of the Company’s outstanding 6.5% convertible subordinated notes due 2008. Also, subject to the satisfaction of the conditions set forth in the Consent Solicitation Statement, the Company will pay a consent payment of $2.50 per $1,000 principal amount of Notes to each holder of the Notes who delivered (and did not revoke) a valid consent on or before the Expiration Time.

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities.

NationsRent is headquartered in Fort Lauderdale, Florida, and is one of the country's leading full service equipment providers and operates 267 locations (including 100 at Lowe’s Home Improvement locations) in 26 states. NationsRent stores offer a broad range of high-quality construction equipment with a focus on superior customer service at affordable prices with convenient locations in major metropolitan markets throughout the U.S. More information is available at http://www.nationsrent.com.

All statements other than statements of historical fact included in this news release regarding the Company's financial condition, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors that include, but are not limited to, risks associated with the company's high degree of leverage, management's ability to successfully execute its business strategy, competition in the equipment rental industry, the economy in general or construction spending in particular, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company has no current intention or obligation to update these forward-looking statements, even if its situation or expectations change in the future.